Russell U.S. TMM&SC

Total Expense Cap

03/01/10 to 05/25/11

May 26, 2010

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Russell Investment Company Russell Tax-Managed U.S. Mid & Small Cap Fund (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser to Russell Investment Company (“RIC”), agrees to waive, until May 25, 2011, up to the full amount of its 0.98% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 1.10% of the average daily net assets of that Fund on an annual basis.

Direct fund-level expenses for the Russell Tax-Managed U.S. Mid & Small Cap Fund do not include 12b-1 fees, shareholder services fees, transfer agency fees, the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund or extraordinary expenses.

This waiver and reimbursement (1) supersedes any prior contractual waiver or reimbursement arrangements except for the waiver of transfer agency fees by RFSC set forth in another agreement and any prior non-contractual waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIMCo’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Pete Gunning
President

Accepted and Agreed:

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Target Date Funds

Advisory, Administrative and TA Waiver

Direct Expense Reimbursement

May 26, 2010

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Advisory, Administrative and Transfer Agency Fee Waiver and Reimbursement of Certain Direct Expenses of Russell Investment Company In Retirement Funds (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser to Russell Investment Company (“RIC”), agrees to waive, until May 25, 2011, its 0.20% advisory fee for the Fund.

Russell Fund Services Company (“RFSC”), as administrator to RIC, agrees to waive, until May 25, 2011, its 0.05% administrative fee for the Fund.

RFSC, as transfer agent to RIC, agrees to waive all transfer agency and service fees to be paid by the Fund until May 25, 2011.

RIMCo then agrees to reimburse the Fund, until May 23, 2011, for all for all expenses paid by the Fund except 12b-1 fees, shareholder services fees, the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund and extraordinary expenses.

These waivers and reimbursement (1) supersedes any prior contractual waiver or reimbursement arrangements and any prior non-contractual waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIMCo’s option, continue after the dates stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY	RUSSELL FUND SERVICES COMPANY

By:	By:
Pete Gunning		Sandy Cavanaugh
President		President

Accepted and Agreed:

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer